EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated December 21, 2006, except for Notes 1.a. and 17 to the financial statements which are as of January 24, 2007, relating to SBE, Inc.’s consolidated financial statements and financial statement schedule as of October 31, 2006 and 2005 and for the years ended October 31, 2006, 2005, and 2004, which appears in SBE, Inc.’s Form 10K for the year ended October 31, 2006. Our report contains an explanatory paragraph regarding SBE, Inc.’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BDO Seidman, LLP
San Francisco, California
November 28, 2007

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